Exhibit 99.1

BLUE COAT SYSTEMS, INC.

FISCAL 2010 PROFIT SHARING PLAN

1.	PURPOSES OF THE PLAN

1.1	The Blue Coat Systems, Inc. Profit Sharing Plan (the “Plan”) is established to promote the interests of Blue Coat Systems, Inc. and its wholly-owned subsidiaries (the “Company”) and to reward its employees for the achievement of superior financial results, as measured by the Company’s quarterly operating profit.

2.	ADMINISTRATION OF THE PLAN

2.1	The Compensation Committee of the Board of Directors of the Company (the “Committee”) shall approve the Plan and adopt rules and regulations to implement the Plan. Decisions of the Committee shall be final and binding on all parties who have an interest in the Plan.

3.	DETERMINATION OF PARTICIPANTS AND DEFINITION OF TERMS

3.1	An individual shall be eligible to participate in the Plan if he or she is an Employee on the first day of the last month of the fiscal quarter for which payment is made; has rendered Services to the Company during that fiscal quarter; and is an Employee when the payment is made.

3.2	For purposes of the Plan:

(i)	“Employee” shall mean an individual employed by the Company, exclusive of sales personnel on commission.

(ii)	“Services” shall mean employment services of at least 32 hours per week, except as prohibited by applicable law (in which event “Services” shall include part-time employment services to the extent required by law). An Employee shall be considered to be providing Services during periods in which he or she is on paid leave.

(iii)	“Eligible Earnings” shall mean the total amount of base salary or base wages actually paid for Services during the fiscal quarter, which shall exclude any bonus amounts, amounts paid for perquisites, and any amounts paid under the Plan, calculated on a regular work week. Payment for overtime or part-time work less than 32 hours per week shall not be considered in determining the “Eligible Earnings,” except as required by applicable law.

(iv)	“Tier Percentage” shall mean the percentage rate assigned to the participant’s assigned Tier.

(iv)	“Target Amount” shall mean a participant’s Eligible Earnings multiplied by the participant’s Tier Percentage.

4.	PROFIT SHARING AWARDS

4.1	During Fiscal 2010, payments shall be made under the Plan for fiscal quarters in which the Operating Profit (“OP”) exceeds 15%. OP is calculated as the Company’s gross profit minus operating expenses. For purposes of the profit sharing calculation, OP is calculated before consideration of the expense, if any, incurred for payments made under the Plan. The Plan pays 10% of an individual’s Target Amount for each 1% of OP in excess of 15%, such that 100% of an individual’s Target Amount is paid at OP of 25%. Payments under the Plan are not capped.

Tier Percentages by level are 50% for Tier One; 50% for Tier Two; 35% for Tier Three; 25% for Tier Four; 15% for Tier Five; and 10% for Tier Six. Tier One shall consist of the CEO. Tier Two shall consist of Section 16 executives and members of the Executive Council, other than the CEO. Tier Three shall consist of Vice Presidents. Tier Four shall consist of Directors. Tier Five shall consist of Managers. Tier Six shall consist of all other Employees, who shall generally be individual contributors. In appropriate circumstances, one or more additional tiers may be established (each a “Supplemental Tier”). The establishment of a Supplemental Tier, the Tier Percentage and the determination of the Employees assigned to the Supplemental Tier must be approved by the Committee.

5.	PAYMENT OF BONUS AWARDS

5.1	Payments under the Plan are made in the subsequent fiscal quarter. If a participant is not employed by the Company at the time of payment, he or she will forfeit the payment.

6.	GENERAL PROVISIONS

6.1	The Plan shall become effective when adopted by the Committee. The Board of Directors or the Committee may at any time amend, suspend or terminate the Plan.

6.2	No amounts awarded or accrued under this Plan shall be funded, set aside or otherwise segregated prior to payment. The obligation to pay the bonuses awarded hereunder shall at all times be an unfunded and unsecured obligation of the Company. Plan participants shall have the status of general creditors and shall look solely to the general assets of the Company for payment of their bonus awards.

6.3	No Plan participant shall have the right to alienate, pledge or encumber his/her interest in this Plan, and such interest shall not (to the extent permitted by law) be subject in any way to the claims of the participant’s creditors or to attachment, execution or other process of law.

6.4	No action of the Company in establishing the Plan, no action taken under the Plan by the Committee, and no provision of the Plan itself shall be construed to grant any person the right to remain in the employ of the Company or its subsidiaries for any period of specific duration. Instead, to the extent permitted by applicable law, each participant will be employed “at will,” which means that either such participant or the Company may terminate the employment relationship at any time for any reason, with or without cause.

6.5	This is the full and complete agreement between the eligible Employees and the Company with respect to its subject matter.